Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lender Processing Services, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-152177) on Form S-8 of Lender Processing Services, Inc. of our report dated March 16, 2009, with respect to the consolidated and combined balance sheets of Lender Processing Services, Inc. and subsidiaries and affiliates as of December 31, 2008 and 2007, and the related consolidated and combined statements of earnings, comprehensive earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Lender Processing Services, Inc.
Our report on the consolidated and combined financial statements dated March 16, 2009 contains an explanatory paragraph that states that the Company completed its spin-off from Fidelity National Information Services, Inc. on July 2, 2008.
/s/ KPMG LLP
March 16, 2009
Jacksonville, Florida
Certified Public Accountants